Shareholders Approve Union First Market Bankshares Acquisition of StellarOne

Richmond, Va., December 5, 2013 – At separate special meetings today, shareholders of both Union First Market Bankshares Corporation (“Union”) and StellarOne Corporation (“StellarOne”) approved the merger agreement pursuant to which Union will acquire StellarOne, to create the largest community banking institution headquartered in the Commonwealth of Virginia.

“We are pleased with the overwhelming support and confidence of our shareholders as we work to establish the next great Virginia bank,” said G. William Beale, president and chief executive officer of Union.  “I want to thank the teammates who are working on the transition teams in addition to their everyday jobs.  Their hard work and dedication is keeping the process on track as they focus on ensuring a smooth integration in 2014.  I also want to thank Ed Barham for his leadership as well as the rest of the StellarOne team for staying focused on the serving the customer during this time.”

“In June, I noted that the compatible culture of our two organizations made this partnership a natural fit and the work done over the past 6 months has proven that correct,” said O. R. Barham, Jr., president and chief executive officer of StellarOne.  “I want to thank the StellarOne associates for remaining focused on serving the customer as the integration work got underway. Working together, we will build the next great Virginia bank and better serve current and future customers in markets across the Commonwealth.”

All regulatory approvals have been received and the acquisition is expected to close on January 1, 2014.  Based on financials reported on September 30, 2013, the combined companies would have total assets of $7.1 billion, deposits of $5.7 billion and loans of $5.3 billion. Under the terms of the merger agreement, common shareholders of StellarOne will receive 0.9739 shares of Union common stock for each share of StellarOne common stock.

Union shareholders also approved the proposal to increase the number of authorized shares of Union common stock from 36,000,000 to 100,000,000.

About Union First Market Bankshares
Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has $4.0 billion in assets, 90 branches and more than 150 ATMs throughout Virginia.  Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products.  Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on Union is available at http://investors.bankatunion.com.

About StellarOne
StellarOne Corporation (NASDAQ: STEL) is a traditional community bank with assets of $3.1 billion offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates more than 50 full-service financial centers, two loan production offices, and more than 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, Richmond, Tidewater, and Central and North Central Virginia.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of Union and StellarOne intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The companies’ respective abilities to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of each of Union and StellarOne and the resulting company, include but are not limited to: (1) the businesses of Union and/or StellarOne may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by Union or StellarOne with the SEC. Union and StellarOne undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:  Bill Cimino, VP and Director of Corporate Communications, Union 804-448-0937